EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54546, 333-82999, 333-52283, 033-57517, 033-52679, 333-111524, 333-105275, 333-99831 and 333-139429 on Form S-3 and Nos. 333-01111, 033-56501, 333-39883, 333-39881, 333-73117, 333-53174, 333-30954, 333-90047, 333-73113, 333-111322, 333-101795, 333-73115, 333-72882, and 333-66372 on Form S-8 of our reports dated August 28, 2007, relating to the consolidated financial statements of AmeriCredit Corp. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of AmeriCredit Corp. for the year ended June 30, 2007.

DELOITTE & TOUCHE LLP

Dallas, Texas

August 28, 2007